Exhibit 99.1

Era Group Postpones Q3 2017 Earnings Release and Conference Call

Houston, Texas
November 2, 2017

Era Group Inc. (NYSE: ERA) (the “Company”) announced today that it has postponed the release of its financial results for the three months ended September 30, 2017. The Company intends to release its financial results and file its quarterly report on Form 10-Q no later than the SEC filing deadline for accelerated filers of November 9, 2017. The Company will issue a subsequent update announcing a rescheduled date for the release and conference call.
The postponement accommodates the additional time required to complete the analysis that the Company is performing to determine potential tax contingencies. While the analysis is not yet complete, the aggregate potential variance across all relevant periods is expected to be less than $1.5 million.
About Era Group
Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Argentina, Brazil, Colombia, the Dominican Republic, India and Suriname. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency air medical, search and rescue, firefighting, utility, VIP transport and flightseeing services. Era also provides a variety of operating lease solutions and technical fleet support to third party operators as well as offering unmanned aerial solutions.
For additional information concerning Era, contact Jennifer Whalen at (713) 369-4636 or visit Era’s website at www.erahelicopters.com.